FOR IMMEDIATE RELEASE:        Monday, September 17, 2001
CONTACT:     Gregory L. Wilson
             Chairman and President
             Bradley T Nielson
             Chief Financial Officer
             MITY Enterprises, Inc.
             801-224-0589


       MITY ENTERPRISES, INC. EXPRESSES SORROW AT RECENT WORLD EVENTS--
                 COMPANY UNABLE TO PROJECT EFFECTS ON BUSINESS


OREM, UTAH -- MITY Enterprises, Inc. (NASDAQ: MITY) expresses deep sorrow at the recent terrorist attacks and world events. "Our thoughts and prayers go out to those people effected by Tuesday's terrorist attacks," said Gregory L. Wilson, president and chief executive officer of MITY Enterprises. "Many innocent people have died and their families and friends are left to mourn. This is a great land and these attacks will be remembered in the history of our nation. Now is the time to join together in love and kindness to help our nation and the world heal from this tragedy."

Wilson continued, "Management is unable at this time to project what effect recent events will have on operating results. Therefore, we can't confirm or provide any guidance with respect to analysts' projections for operating results or earnings per share for the fiscal year ending March 31, 2002."

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture, specialty office seating, office systems and dispatch furniture. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore, DO3, Corel and JG trade names. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit the Company online at www.mitylite.com.


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